Exhibit 99

                      US AIRWAYS REACHES AGREEMENT WITH ADDITIONAL INVESTOR
                                   TO PARTICIPATE IN PRIVATE PLACEMENT OF STOCK

       ARLINGTON, Va., Aug. 28, 2003 -- US Airways Group Inc. has reached an agreement with Goldman, Sachs & Co., whereby Goldman Sachs will join in the previously announced private placement of US Airways common stock.

       Under the transaction, which was announced on Aug. 14, 2003, Aviation Acquisition, L.L.C., an entity managed by Farallon Capital Management, L.L.C., and OCM Principal Opportunities Fund II, L.P., a unit of Oaktree Capital Management, LLC, agreed to purchase approximately 5.0 million shares of US Airways stock at a price of $7.34 per share. Goldman Sachs will participate in that transaction, also at a purchase price of $7.34 per share. The Goldman Sachs investment will be approximately $7 million of the approximately $35 million private placement.

       The stock sale price of $7.34 per share is consistent with the common share valuation paid by the Retirement Systems of Alabama when it made its equity investment in conjunction with US Airways' emergence from Chapter 11 protection on March 31, 2003, and with the terms of the agreement made with Aviation Acquisition and OCM.

       "Goldman Sachs' participation in the private placement with Farallon and Oaktree is a further validation of investor confidence in our company," said David N. Siegel, US Airways president and chief executive officer. "Having three well-known equity investors believe in the restructuring of US Airways is a tremendous first step in re-entering the stock market."

       The shares to be placed with the three firms represent the stock that was withheld for employee tax obligations. Under the company's restructuring, employees will hold 30 percent of the stock in the airline, and already are 50 percent vested in their stock holdings. The transaction with Goldman Sachs, as well as the remainder of the private placement with Aviation Acquisition and OCM, closed today. The total number of shares will be slightly less than 5.0 million, due to the election by some pilots to pay cash in lieu of having shares withheld for taxes.

       US Airways said this private placement is part of its strategy for achieving an orderly return to the equity markets and it continues to explore all options, including a listing of the new stock on a national exchange.

       Aviation Acquisition, L.L.C., is a private equity limited liability company and owned by various investment funds managed by Farallon Capital Management, based in San Francisco.

       OCM Principal Opportunities Fund II, L.P., is a private equity-based fund managed by Oaktree Capital Management, LLC, a Los Angeles-based private investment firm that manages niche investments totaling approximately $25 billion for institutions and select individuals.

       Goldman, Sachs & Co. is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

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